Exhibit 5
May 28, 2010
National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, TN 37129
Re:     Registration Statement on Form S-3
Gentlemen:
     We have acted as counsel to National Health Investors, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission relating to the registration of an indeterminate amount of one or more series of (i) debt securities (the “Debt Securities”), (ii) shares of preferred stock, $.01 par value (the “Preferred Shares”), (iii) shares of common stock, $.01 par value per share (the “Common Shares and, together with the Debt Securities and the Preferred Shares, the “Securities”), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).
     We have assumed that the issuance, sale, amount and terms of the Securities to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company (each, a “Board Action”) and in accordance with the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and applicable Maryland law. We further assume that any senior Debt Securities will be issued pursuant to a “Senior Indenture” and any subordinated Debt Securities will be issued pursuant to a “Subordinated Indenture.”
     In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     In rendering the following opinion, we state that we are not admitted to practice in any state other than the State of Tennessee, and we express no opinion as to the laws of any jurisdiction other than the State of Tennessee and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:
315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238-1800
phone 615-256-0500 fax 615-251-1059 www.h3gm.com

     (1) When a series of the Debt Securities has been (a) duly established by an Indenture or any supplemental indenture thereto, (b) duly authorized and established by applicable Board Action and duly authenticated by the trustee under such Indenture, and (c) duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement, the Indenture and any applicable supplemental indenture thereto and, as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Debt Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
     (2) When a series of the Preferred Shares has been duly authorized and established by applicable Board Action, in accordance with the terms of the Certificate of Incorporation and applicable law, and, upon issuance and delivery of certificates (or book entry notation if uncertificated) for such series of Preferred Shares against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement, and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the shares represented by such certificates (or book entry notation if uncertificated) will be duly authorized and validly issued, fully paid and non-assessable by the Company.
     (3) Upon due authorization by Board Action of an issuance of Common Shares, and upon issuance and delivery of certificates (or book entry notation if uncertificated) for Common Shares against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the shares represented by such certificates (or book entry notation if uncertificated) will be duly authorized and validly issued, fully paid and non-assessable by the Company.
     To the extent that the obligations of the Company under an Indenture may be dependent on such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. While we have relied upon the documents referenced above and such other information as we have deemed necessary, we have made no independent verification or investigation of factual matters pertaining to the Company. The opinion expressed herein is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or thereafter in effect relating to or affecting the rights or creditors generally, judicial discretion, and equitable principles whether applied pursuant to a proceeding at law or in equity; and no opinion is expressed with respect to the availability of equitable remedies.

     This opinion letter has been prepared solely for your use in connection with the transmitting for filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.
Sincerely,
HARWELL HOWARD HYNE
GABBERT & MANNER, P.C.
/s/ Harwell Howard Hyne Gabbert & Manner, P.C.